Exhibit 99.2

Contacts:
Tony Diaz	Clarkson Hine	James Murgatroyd/Morgan Bone
Fortune Brands	Fortune Brands	Finsbury
(investor relations)	(media relations)	(U.K. media relations)
847-484-4410	847-484-4415	44 (0)20 7251 3801

FORTUNE BRANDS’ ACQUISITION OF ALLIED DOMECQ SPIRITS & WINE BRANDS

ON TRACK TO CLOSE JULY 26TH

•	Sale of Allied Domecq to Pernod Ricard Approved by Allied Domecq Shareholders

•	Paves Way for Fortune Brands’ Purchase of Major Allied Domecq Brands from Pernod Ricard

•	With Enhanced Portfolio, Fortune Brands to Be Among Top Four Spirits Companies in the World

Lincolnshire, IL, July 4, 2005 – Fortune Brands, Inc. (NYSE: FO) is poised to become a new global leader in premium spirits and wine following the approval today by Allied Domecq shareholders of Pernod Ricard’s acquisition of Allied Domecq. The approval clears a key condition for Fortune Brands to buy from Pernod Ricard several premium spirits and wine brands, related production facilities and key sales and distribution operations currently owned by Allied Domecq. Pernod Ricard shareholders provided necessary approvals last week. Pending remaining approvals and closing conditions, Pernod Ricard’s acquisition of Allied Domecq and the related sale of brands and assets to Fortune Brands are scheduled to close on July 26th.

The brands and assets Fortune Brands is acquiring will expand and elevate the company’s spirits and wine portfolio and increase its international presence while creating valuable distribution efficiencies and growth opportunities.

For Fortune Brands, the acquisition of premium global growth brands and leading national brands in priority markets includes:

•	Sauza, the fast-growing #2 tequila in the world

•	Courvoisier, one of the world’s leading cognacs

•	Canadian Club, the #2 Canadian whisky in the world

•	Maker’s Mark, the fast-growing bourbon

•	Laphroaig, the #1 Islay malt whisky in the world

•	Clos du Bois and other super-premium Sonoma and Napa wine brands

•	Larios, the #1 gin brand in Spain and #5 in the world, which is currently owned by Pernod Ricard

•	DYC, the #3 whisky brand in Spain

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Fortune Brands’ Acquisition of Allied Domecq Spirits & Wine Brands on Track to Close July 26th, Page 2

•	Fundador, Spain’s #1 export brandy

•	Teacher’s, the #3 Scotch whisky in the U.K.

•	Cockburn’s, the #1 port brand in the U.K.

•	Harvey’s, a leading brand of sherries in the U.K.

•	Kuemmerling, the #3 bitters brand in Germany.

These brands will build on a portfolio that already includes growing brands such as Jim Beam, the world’s #1 bourbon; DeKuyper, the #1 line of cordials in the U.S; Knob Creek, the world’s #1 small batch bourbon; Starbucks™ Coffee Liqueur; and the acclaimed Geyser Peak and Wild Horse California wine brands.

Creating a New Global Leader in Premium Spirits & Wine

Upon completion of the acquisition, Fortune Brands and its Jim Beam Brands Worldwide subsidiary will:

•	become the fourth largest spirits company in the world, up from #7

•	increase from three to nine the number of the world’s top 100 premium spirits brands it holds

•	be among the top five companies in super-premium U.S. wines

•	more than double its spirits and wine revenues

•	nearly double its spirits and wine case volumes

•	increase the percentage of its case volumes sold in international markets from approximately 25% to 45%.

“This acquisition will make us a new global leader in premium spirits and wine and create new growth opportunities in a high-return industry,” said Fortune Brands chairman and CEO Norm Wesley. “We’re particularly looking forward to welcoming to our family the people who have built these great brands into global and national leaders – they’re some of the most dedicated, talented and experienced people in the industry. Together, we’ll build on our success and deliver significant value for our shareholders.”

As announced on April 21, the purchase price is approximately 2.8 billion British pounds (approximately 5.1 billion U.S. dollars at current exchange rates). The Pernod Ricard acquisition of Allied Domecq remains subject to the approval of English courts, necessary regulatory approvals and other customary conditions. Fortune Brands is working with the U.S. Federal Trade Commission to secure regulatory approval for the acquisition of the Canadian Club and Maker’s Mark brands.

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About Fortune Brands

Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands

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Fortune Brands’ Acquisition of Allied Domecq Spirits & Wine Brands on Track to Close July 26th, Page 3

include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Starbucks™ Coffee Liqueur, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update them. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, changes in commodity costs, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brands, increases in health care costs, the completion of the office products business spin-off and the proposed spirits and wine acquisition, challenges in the integration of acquisitions and joint ventures, including the proposed spirits and wine acquisition, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

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